Exhibit 3.1.8
AMENDED
CERTIFICATE OF INCORPORATION
WHEREAS, the Amended Certificate of Incorporation of
DOBSON COMMUNICATIONS CORPORATION
has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.
     NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.
     IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

Filed in the city of Oklahoma City this 3rd day of March, 2006.

/s/ M. Susan Savage

Secretary of State

FILED — Oklahoma Secretary of State #1900579513 03/03/2006 15:33
03/03/2006 03:17 PM
OKLAHOMA SECRETARY OF STATE
(SOS BARCODE GRAPHIC)
(4668620004 BARCODE GRAPHIC)
CERTIFICATE REGARDING
PREFERRED STOCK
(I8 Okla. St. Ann. § 1032 G.I.)
     We, the undersigned Senior Vice President and Assistant Secretary of Dobson Communications Corporation, an Oklahoma corporation, pursuant to Section 32 of the Oklahoma General Corporation Act, do hereby certify that:
1. Dobson Communications Corporation (the “Corporation”) has acquired by redemption all of the issued and outstanding shares of its 12 1/4% Senior Exchangeable Preferred Stock and no shares of its 12 1/4% Senior Exchangeable Preferred Stock are outstanding; and
2. The Corporation has acquired by redemption all of the issued and outstanding shares of its 13% Senior Exchangeable Preferred Stock due 2009 and no shares of its 13% Senior Exchangeable Preferred Stock due 2009 are outstanding; and
3. The Corporation has no obligation to issue any additional shares of its 12 1/4% Senior Exchangeable Preferred Stock or its 13% Senior Exchangeable Preferred Stock due 2009;
4. The Corporation’s Certificate of Incorporation prohibits the reissuance of any shares of the 12 1/4% Senior Exchangeable Preferred Stock or the 13% Senior Exchangeable Preferred Stock due 2009.
5. By action duly taken by its Board of Directors pursuant to Section 32 of the Oklahoma General Corporation Act, the Board of Directors duly adopted a the following resolution on March 1, 2006:
     “Resolved, That none of the authorized shares of the Corporation’s 12 1/4% Senior Exchangeable Preferred Stock and 13% Senior Exchangeable Preferred Stock due 2009 are outstanding, and none will be issued subject to the respective certificates of designations previously filed with respect to each such series.”
5.	The Corporation has retired all shares of its 12 1/4% Senior Exchangeable Preferred Stock and its 13% Senior Exchangeable Preferred Stock due 2009 which were previously designated as shares of 12 1/4% Senior Exchangeable Preferred Stock and 13% Senior Exchangeable Preferred Stock due 2009, respectively, and all such shares which have been retired, have become part of the authorized but unissued shares of preferred stock of the Corporation, undesignated as to series.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Regarding Preferred Stock as Senior Vice President and Assistant Secretary of Dobson Communications Corporation as of March 1, 2006.

/s/ Ronald L. Ripley
Ronald L. Ripley, Senior Vice President

/s/ Trent LeForce
Trent LeForce, Assistant Secretary

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